Exhibit 10

Les Vinney
Chairman of The Board

December 20, 2018

Mark A. Clouse
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Dear Mark:

It is our pleasure to extend this offer of employment to you for the position of President and Chief Executive Officer, reporting to the Campbell Soup Company (the “Company”) Board of Directors. Upon your election as Chief Executive Officer of the Company, the Board will also elect you as a member of the Board of Directors of the Company both effective on your start date set forth below. We are looking forward to you joining the Company as we plan for our 150th year of celebrating our rich heritage of iconic brands. Your start date will be January 22, 2019.

The details of your offer of employment, effective on your start date, are set forth below:

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Salary. Your starting salary will be $1,000,000 per year. Your base salary will be subject to review by the Compensation and Organization Committee of the Board of Directors (“Compensation Committee”) from time to time.

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Sign-on Stock Option Grant Award. On the date of hire, you will be granted 150,000 stock options, subject to Board approval. The options will cliff vest, 3-years from the date of the grant. The option term will be 10 years from the date of the grant. The strike price of the option grant will be the average of the high and low price of the Company’s stock on the date of the grant.

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Annual Incentive Plan. You will be eligible to participate in the Campbell Soup Company Annual Incentive Plan (the “AIP”). Your annual target under the AIP for fiscal year 2019, which began on July 30, 2018, will be 140% of base salary.

All awards are prorated from the first day of employment to reflect time actually worked during the fiscal year. Actual AIP awards are based on an assessment of Total Company performance and your individual performance. The actual award, if any, may be above or below your target as set forth in the AIP Brochure FY19. All awards for fiscal 2019 and future years are subject to the approval of the Compensation Committee and the terms and conditions of the AIP, which may be changed at the discretion of the Compensation Committee. For information regarding the AIP, please see the enclosed AIP Brochure FY19.

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Long-Term Incentive Program.  You will be eligible to participate in the Campbell Soup Company Long- Term Incentive Program (the “LTI Program”). Your initial target under the LTI Program will be 500% of base salary. Individual grant targets are reviewed and approved by the Compensation Committee annually. The value of actual LTI awards granted are based on an assessment of your performance and may be above or below your current target at the discretion of the Board and/or Compensation Committee.

For fiscal 2019, the components of the LTI Program for your position consist of 50% performance restricted stock units, 25% stock options and 25% time-lapse restricted stock units. On your date of hire, you will receive a fiscal 2019 grant of performance restricted units, stock options and time-lapse restricted stock units valued at $5,000,000. Your fiscal 2019 awards are summarized generally below, but the specific terms of your awards will be governed by the terms and conditions of the LTI Program and the award terms to be issued to you under the LTI Program.

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The performance and vesting periods for the fiscal 2019 performance units will be consistent with the fiscal 2019 grants that were issued to executives in October 2018. Performance units vest, if at all, on September 30, 2021 based on relative TSR performance and achievement of free cash flow targets as set forth in the Long-Term Incentive Plan Brochure FY19. The number of units granted will be based on the average closing price on the last 20 trading days prior to your hire date.

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The stock options and time-lapse restricted stock units will pro-rata vest 1/3 per year, over a 3-year period from the date of the grant. The number of stock options will be based on a ratio of 5 options to 1 full value share of common stock (consistent with the annual grant in October 2018). The strike price of the option grant will be the average of the high and low price of Campbell stock on the date of the grant.

Please reference the enclosed Long-Term Incentive Plan Brochure FY19 and Stock Option Program Brochure FY19 for more details on the fiscal 2019 grant.
Future LTI awards will be made at the discretion of the Board and/or Compensation Committee.
Below is a summary of the Company’s employee and fringe benefit plans and programs in which you will be entitled to participate. The terms of your participation will be governed by the terms and conditions of the applicable Company plan or program.

•	Benefits. You will be eligible to participate in the Company's comprehensive employee benefits programs. The enclosed "Your Guide to Benefits at Campbell" provides an overview of our programs.

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401(k) Retirement Plan. You will participate in the Campbell Soup Company 401(k) Retirement Plan, which currently includes a Retirement Contribution equal to 3% of eligible pay and Company matching contribution of 100% of the first 4% of pay that you contribute, subject to IRS limitations. You will be immediately 100% vested in the value of your contributions, Company matching contributions and Retirement Contributions.

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Executive Retirement Contribution. In addition to the 401(k) Retirement Plan, the Executive Retirement Contribution currently credits 10% of your base salary and AIP Award to an account in the Supplemental Retirement Plan. This benefit is provided to you in addition to other Company contributions made under the Company retirement plans. You begin to vest in this benefit upon attainment of age 55 with at least 5 years of service, and fully vest at age 60 with at least 5 years of service. More details about the Executive Retirement Contribution are included in the enclosed Supplemental Retirement Plan brochure.

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Deferred Compensation. Under the Campbell Soup Company Supplemental Retirement Plan, you will be eligible to elect to defer a portion of your FY20 AIP award in the election period during July 2019. You will receive further communications regarding your deferral opportunities during the annual deferral election period which takes place prior to the beginning of each fiscal year. Please see the enclosed Supplemental Retirement Plan brochure for more details about the plan.

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Personal Choice. You will be eligible to participate in our perquisite program, “Personal Choice.” This is a cash-based program intended to provide executives the flexibility to purchase perquisites such as financial planning, tax preparation or other programs of their choosing. Your Personal Choice benefit, currently $12,000 per quarter, will be paid at the end of the first month of each fiscal quarter. Your participation will be based on your employment status on the 15th of that month.

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Executive Stock Ownership Requirement. Campbell requires executives to become shareholders of Campbell Soup Company and to retain a portion of each equity grant award to build ownership value. The current stock ownership requirement for the CEO is 6x base salary. The executive stock ownership requirements are further described in the enclosed materials.

•	Business Travel. You will have the use of the Company’s NetJets arrangement for business travel for so long as such arrangement is in place.

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Relocation and Temporary Housing.  You may also be eligible for relocation assistance, the details of which are covered in the enclosed Relocation Policy. To be eligible for these benefits, you must meet all requirements set forth in the enclosed Policy (see "Eligibility Requirements" section). Upon your acceptance of employment and the relocation benefits, you are required to complete the enclosed Transfer Questionnaire/Payback

Agreement. You must return the signed agreement as soon as possible. After you have accepted the offer and passed all contingencies, a Weichert representative will reach out to you directly to begin the relocation process. You will have up to one year from your start date in which to use the relocation benefits, and in addition, the Company will cover the cost of an appropriate lease on a two-bedroom apartment in the Philadelphia area for a period of up to one year. Applicable income will be imputed to you for the cost of the apartment, with no tax gross-up.

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Non-Competition Agreement.  Additionally, upon acceptance of this position, you will be required to sign the Non-Competition Agreement. The Agreement must be executed prior to the first day in your new position.

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Paid Time-Off (“PTO”). You will accrue 20 days of PTO each calendar year.  The total amount of PTO accrued in your first year is dependent on your start date. This level of PTO will remain in effect until you are eligible for additional time off under our PTO policy.

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Severance Pay. You will be eligible to receive severance pay under the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Severance Plan”). Under the current terms of the Severance Plan, if you suffer an “eligible termination” as defined therein, you will receive severance pay equal to 24 months of your annual base salary, and such other benefits as are set forth in the Severance Plan. Under the discretionary language of Section 3.1(c) of the Severance Plan, if you are terminated without cause (as defined in the 2015 Long-Term Incentive Plan), such termination will be treated as an eligible termination.

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Change in Control Severance Protection. You will be entitled to enter into a Change in Control Severance Protection Agreement, which will provide certain benefits upon a change in control of the Company and termination of your employment within two years following a change in control as set forth in the agreement. Please reference the enclosed agreement and summary document.

As President and Chief Executive Officer, you will also be subject to Campbell Soup Company policies applicable to executive officers and employees, including, but not limited to, our Code of Business Conduct and Ethics, Insider Trading Policy, Policy on Pledging of Company Stock and Incentive Compensation Clawback Policy.
All of the compensation and benefits programs and policies described above may be modified or terminated at the sole discretion of Campbell Soup Company, its Board or the Compensation Committee, as applicable, at any time.
Our offer of employment is contingent upon the successful completion of our standard pre-employment screening process, including drug test and reference and background checks, which may be conducted by a consumer reporting agency.
This letter does not constitute a contract of employment or guarantee that your employment will continue for any period of time. Your employment with the Company will be “at will” and may be terminated by the Company or you at any time, with or without cause, notice or liability. In accepting this offer of employment, you represent to us that you are not a party to or restricted by any agreement with a prior employer that would interfere with or impair in any way your ability to perform the duties of your position with the Company nor involve the disclosure of any confidential information with respect to a prior employer

Should you choose to accept our offer of employment, please print, sign, scan and return to me your signed offer letter. Upon our receipt of your signed offer letter, you will receive an email with information regarding your drug test and other pre-employment documents.  Should you have any questions, please do not hesitate to contact me directly.
Mark, we are enthusiastic about the contributions we believe you will make and hope that you will accept this opportunity. We look forward to you joining the Campbell family and to your efforts in achieving our purpose, focused on real food that matters for life's moments. Welcome to the Campbell family!
Sincerely,

/s/ Les Vinney
Les Vinney
Chairman of the Board
Campbell Soup Board of Directors

cc:    Keith McLoughlin
Xavier Boza

To indicate your acceptance of this offer, please sign and date below.

/s/ Mark A. Clouse	Mark A. Clouse	Dec. 20, 2018
Signature of Employee	Name of Employee (print)	Date